Exhibit 5
Parr Brown Gee & Loveless, PC
185 South State Street, Suite 800
Salt Lake City, Utah  84111

 November 21, 2012

Altair Nanotechnologies Inc.
204 Edison Way
Reno, NV  89502-2306

Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Altair Nanotechnologies Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “SEC”)  of a post-effective amendment (the “Amendment”)  to Registration Statement on form S-3, File No. 333-168188 (the “Registration Statement”) registering the resale, after giving effect to a reverse stock split, of 4,857,143 shares (the “Shares”) of  common stock, $.001 par value of the Company (“Common Stock”) and associated rights  (the “Rights”) under, and as defined in, the Revised Amended and Restated Shareholder Rights Plan Agreement dated May 31, 2012 with Register and Transfer Company (the “Rights Agreement’) by the selling shareholder identified in the prospectus that is part of the Registration Statement.   The Registration Statement was initially filed with the SEC by Altair Nanotechnologies, a corporation existing under the federal jurisdiction of Canada (“Altair Canada”), which on May 15, 2012 domesticated to Delaware pursuant to Section 388 of the Delaware General Corporation Law (the “Domestication”).  The Company is filing the Amendment to expressly adopt the Registration Statement as its own for all purposes under the Securities Act of 1933, as amended, and to reflect the completion of the Domestication.

In connection with this opinion letter, we have examined and relied upon copies of the following documents, together with such other documents as we deemed necessary or advisable to render the opinions herein expressed: (i) the Certificate of Incorporation of the Company as filed with the Delaware Secretary of State on May 11, 2012 with an effective date of May 15, 2012 (the “Certificate of Incorporation”), (ii) the Certificate of Corporate Domestication of the Company as filed with the State of Delaware on May 11, 2012 with an effective date of May 15, 2012 (the “Certificate of Domestication”; together with the Certificate of Incorporation, the “Domestication Documents”); (iii) the bylaws of the Company; (iv) certain corporate records of the Company, (v) a certificate of the Company as to certain factual matters; (vi) certificates and reports of various state authorities and public officials; (vii) the Rights Agreement; and (viii) such other records, documents and instruments as in our judgment are necessary and appropriate to enable us to render the opinion express below.

In addition to the foregoing, for purposes of rendering our opinions as expressed herein, we have assumed:

(i)           that the Company was prior to the effectiveness of the Domestication duly organized, validly existing and in good standing under the laws of Canada and under the CBCA, and at all times relevant for purposes of rendering our opinion as expressed herein had, the full power, authority and legal right to domesticate into the State of Delaware;

(ii)           that, at all times relevant for purposes of rendering our opinion as expressed herein, the laws of Canada and the CBCA permitted the Domestication;

(iii)           that the Domestication was duly authorized by the Company under the CBCA;

(iv)           that all necessary action has been taken under the CBCA and other applicable laws of Canada to authorize and permit the Domestication and any and all consents, approvals and authorizations from applicable Canadian governmental authorities required to authorize and permit the Domestication have been obtained;

(v)           that the Domestication Documents were duly authorized, executed and filed with the Delaware Secretary of State in accordance with the DGCL ; and

(vi)           the Rights Agreement shall remain at all time in effect in the form of the Rights Agreement provided to us and that, consistent with the Rights Agreement, a Right will be issued together with each share of Common Stock. We have not verified any of the foregoing assumptions.

In our examinations we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, and the conformity to original documents and completeness of all documents submitted to us as certified or photostatic, facsimile or electronic copies and the authenticity of the originals of such certified or copied documents.

In rendering this opinion, we have relied on the opinion of Cassels Brock and Blackwell LLP dated July 16, 2010, which was filed as Exhibit 5.1 to the Registration Statement, addressing the issuance and sale of the Shares and the Rights by Altair Canada prior to the Domestication.

In rendering our opinions hereinafter stated, we have relied on the applicable laws of the State of Delaware, as those laws presently exist and as they have been applied and interpreted by courts having jurisdiction within the State of Delaware.  We express no opinion as to the laws of any state other than the State of Delaware.

Based upon the foregoing and in reliance thereon, we are of the opinion that the Shares (including the Rights associated therewith) have been duly authorized and validly issued and are fully paid and nonassessable and that the associated Rights have been validly issued under the Rights Agreement and are a binding obligation of the Company.

The opinion set forth above with respect to the Rights (a) does not address the determination a court of competent jurisdiction may make regarding whether the Board of Directors would be required to redeem or terminate, or take other action with respect to, the Rights at some future time based on the facts and circumstances existing at that time, and (b) addresses the Rights and the Rights Agreement in their entirety, and it is not settled whether the invalidity of any particular provision of the Rights Agreement or of Rights issued thereunder would result invalidating such Rights in their entirety.   In  addition, with respect such opinion, we assumed that the Board of Directors has acted and will act in a manner consistent with their fiduciary duties as required under the DGCL and any other applicable law in adopting, implementing and administering the Rights Agreement.

 This opinion letter speaks as of its date.  We disclaim any express or implied undertaking or obligation to advise of any subsequent change of law or fact.  This opinion letter is limited to the matters set forth herein, and no opinion may be inferred or implied beyond the matters expressly stated herein.  We consent to the filing of this opinion letter as an exhibit to the Registration Statement.

Very truly yours,

/s/ Parr Brown Gee & Loveless

PARR BROWN GEE & LOVELESS, PC